EXHIBIT 99

                                 FOR:   Consolidated Graphics, Inc.
                         APPROVED BY:   Ronald E. Hale, Jr.
                                        Vice President
                                        (713) 529-4200
                             CONTACT:   Betsy Brod/Nancy Healy
                                        Media: Stan Froelich
                                        Morgen-Walke Associates, Inc.
                                        (212) 850-5600

FOR IMMEDIATE RELEASE

          CONSOLIDATED GRAPHICS ANNOUNCES LETTER OF INTENT TO ACQUIRE
                       GEORGES & SHAPIRO LITHOGRAPH, INC.

     HOUSTON, TEXAS -- JULY 1, 1997 -- CONSOLIDATED GRAPHICS, INC. (NYSE/CGX) today announced the signing of a letter of intent to acquire Georges & Shapiro Lithograph, Inc. in Sacramento, California. The transaction is expected to be completed within 30 days. Other terms were not disclosed.

     Georges & Shapiro Lithograph, Inc. was founded in 1983 by Ed Georges and Joel Shapiro, who will remain with the Company in their present management roles. The Company serves the Sacramento and San Francisco Bay area including Napa and Sonoma Valleys and the Silicon Valley. Georges & Shapiro Lithograph is an award winning, full-service commercial printer, with complete pre-press and bindery departments. Amvest Financial Group, Inc. served as financial advisors to Georges & Shapiro for this transaction.

     Joe R. Davis, Chairman and Chief Executive Officer of Consolidated, commented "Georges & Shapiro's decision to join Consolidated Graphics provides an exciting opportunity to expand our share of the Northern California printing market. Ed Georges and Joel Shapiro, together with their management and employee team, have established an enviable reputation for superior quality and excellent customer service. The addition of Georges & Shapiro Lithograph will complement our existing operation in this market and is consistent with our strategy of increasing through acquisition our share of the key commercial printing markets in which we have an established presence. Upon completion of our pending announced acquisitions, Consolidated Graphics will operate 21 companies in 16 markets with annualized run-rate revenues in excess of $200 million."

     Consolidated Graphics, Inc. is one of the fastest growing printing companies in the U.S. It is a consolidator which adds value to its acquisitions by providing the financial and operating strengths, management support and technological advantages associated with a larger organization.

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